Exhibit 10.4

July 25, 2017

Re: Amended and Restated Separation and Release Agreement

Dear Shana:

In consideration of your agreement to remain with NII Holdings, Inc. (“NII”) through April 1, 2018, in addition to the benefits set forth in the Amended and Restated Separation and Release Agreement between you and NII (the “Separation and Release Agreement”) provided to you on July 25, 2017, NII agrees to provide you with a payment equal to six months of your annual base salary on August 15, 2017 (the “Additional Severance”). The Additional Severance is in addition to any amounts due to you under the Separation and Release Agreement.

In the event that you are eligible for benefits pursuant to NII’s Change of Control Severance Plan, as amended and restated effective November 2, 2015, on your termination date, the Additional Severance will be deducted from the total amount due to you pursuant to the Change of Control Severance Plan.

Sincerely,

/s/ STEVEN SHINDLER
Steven Shindler
Chief Executive Officer